Exhibit 10.1

AMENDED AND RESTATED COMPENSATION AGREEMENT

This AMENDED AND RESTATED COMPENSATION AGREEMENT (this “Agreement”) is entered into as of June 5, 2026 (the “Effective Date”), by and between Eightco Holdings Inc., a Texas corporation (the “Company”), and Kevin O’Donnell (the “Executive”), and amends and restates in its entirety that certain Compensation Agreement dated September 8, 2025, by and between the Company and Executive (the “Original Agreement”).

RECITALS

WHEREAS, the Company and Executive entered into the Original Agreement, pursuant to which Executive has been serving as the Company’s Chief Executive Officer; and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement in its entirety to, among other things, extend the term of Executive’s employment and modify certain compensation and termination provisions, on the terms and conditions set forth herein; and

WHEREAS, the Compensation Committee of the Board has elected to exercise its discretion and has determined that the Bonus (as defined in the Original Agreement) shall be deemed earned by Executive and the full amount, equal to $875,000, is payable as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. POSITION AND DUTIES

1.1 Position. Executive shall serve as the Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). Executive shall have such duties, authority, and responsibilities as are customary for the position of Chief Executive Officer and as may be assigned by the Board from time to time.

1.2 Best Efforts. Executive agrees to devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties hereunder and to the business and affairs of the Company.

2. TERM OF EMPLOYMENT

2.1 Term. The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for a period of up to three (3) years thereafter (the “Term”), unless earlier terminated in accordance with Section 5 of this Agreement.

3. COMPENSATION

3.1 Base Salary. During the Term, the Company shall pay Executive a base salary at the annualized rate of Five Hundred Fifty Thousand Dollars ($550,000), payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholdings (“Base Salary”).

4. BENEFITS AND EXPENSES

4.1 Benefits. During the Term, Executive shall be eligible to participate in the Company’s employee benefit plans and programs, as in effect from time to time, on the same basis as other senior executives of the Company, subject to the terms and conditions of such plans and programs, which benefits may include, without limitation, vacation time and directors’ and officers’ liability insurance coverage.

4.2 Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies.

5. TERMINATION

5.1 Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause (as defined below), effective upon written notice to Executive. In the event of termination for Cause, Executive shall be entitled only to accrued but unpaid Base Salary and reimbursable expenses through the date of termination. All outstanding but unvested equity awards held by Executive shall be immediately forfeited upon such termination.

5.2 Termination by the Company Without Cause. In the event that Executive’s employment is terminated during the Term by the Company without Cause, Executive shall be entitled to (i) accrued but unpaid Base Salary and reimbursable expenses through the date of termination; (ii) severance pay in an amount equal to the lesser of (A) eighteen (18) months of Base Salary or (B) the Base Salary that would have been payable for the remainder of the Term, payable in accordance with the Company’s regular payroll practices; and (iii) accelerated and immediate vesting of all issued and outstanding equity awards held by Executive.

5.3 Termination by Death. Executive’s employment shall terminate automatically upon Executive’s death. In such event, Executive’s estate shall be entitled to accrued but unpaid Base Salary and reimbursable expenses through the date of termination, plus an additional six months of Base Salary and dependent benefits in effect at such time and six months.

5.4 Termination by Disability. The Company may terminate Executive’s employment upon Executive’s Disability (as defined below), effective upon written notice to Executive. In such event, Executive shall be entitled to accrued but unpaid Base Salary and reimbursable expenses through the date of termination, plus an additional six months of Base Salary and benefits in effect at such time.

5.5 Voluntary Termination by Executive. Executive may terminate employment upon at least thirty (30) days’ prior written notice. In such event, Executive shall be entitled only to accrued but unpaid Base Salary and reimbursable expenses through the date of termination.

5.6 Definitions.

(a) “Cause” means (i) Executive’s willful misconduct or gross negligence in the performance of Executive’s duties; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; (iii) Executive’s material breach of this Agreement or any material written policy of the Company; or (iv) Executive’s fraud, embezzlement, or material dishonesty with respect to the Company.

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(b) “Disability” means Executive’s inability to perform the essential functions of Executive’s position with the Company, with or without reasonable accommodation, for a period of ninety (90) consecutive days or for one hundred twenty (120) days during any twelve (12)-month period.

(c) “Change of Control” means (i) any consolidation or merger of the Company with or into any other corporation or other entity in which the shareholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger; (ii) the sale, transfer, or other disposition of substantially all of the assets of the Company; or (iii) any transaction or series of transactions in which any person or group acquires beneficial ownership of 50% or more of the voting power of the Company’s outstanding capital stock.

6. CONFIDENTIALITY AND RESTRICTIVE COVENANTS

6.1 Confidentiality. Executive agrees to maintain the confidentiality of all confidential and proprietary information of the Company and its affiliates, both during and after the Term, in accordance with the Company’s standard confidentiality policies and agreements.

6.2 Return of Property. Upon termination of employment, Executive shall promptly return all Company property, documents, and materials in Executive’s possession.

7. MISCELLANEOUS

7.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations, whether written or oral, including the Original Agreement.

7.2 Amendment. This Agreement may be amended only by a written instrument signed by both parties.

7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law principles.

7.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

7.5 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Company may assign this Agreement to any successor in interest.

7.6 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email with confirmation of receipt, to the addresses set forth below or such other address as either party may specify in writing.

7.7 Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). Notwithstanding anything in this Agreement to the contrary, payments may only be made upon an event and in a manner permitted by Section 409A. Any payments or benefits that are subject to Section 409A and are payable upon Executive’s termination of employment will be paid only if such termination of employment constitutes a “separation from service” within the meaning of Section 409A. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (b) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Compensation Agreement as of the Effective Date.

EIGHTCO HOLDINGS INC.

By:	/s/ Brett Vroman
Name:	Brett Vroman
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell

[Signature Page to Compensation Agreement]